Exhibit 99.1

News

For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901
Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact:

Robert B. Lewis

(203) 406-3160

SILGAN ANNOUNCES PRICING

FOR $400 MILLION NEW SENIOR NOTES OFFERING

STAMFORD, CT, November 4, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it priced its previously announced private offering of senior unsecured notes. Silgan announced that it entered into an agreement to sell $400 million aggregate principal amount of 4.125% Senior Notes due 2028. The offering was upsized by $100 million, from a previously announced offering size of $300 million. The new notes will mature on February 1, 2028, and interest on the new notes will accrue and be payable semi-annually on April 1st and October 1st of each year, commencing April 1, 2020. The Company intends to use the net proceeds from this notes offering to repay outstanding revolving loans under its senior secured credit facility that were used to redeem in August 2019 its 5 1⁄2% Senior Notes due 2022 and for other general corporate purposes, including acquisitions, stock repurchases and repayments of other indebtedness.

The notes being sold by Silgan will not initially be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified

SILGAN HOLDINGS

November 4, 2019

institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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